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                              EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT (this "AGREEMENT") is made as of the Effective Date indicated below by and between Sync Research, Inc., a Delaware corporation ("Parent") and Robert A. Degan ("EMPLOYEE").

                                   BACKGROUND

     This Agreement is entered into in connection with and is ancillary to an Agreement and Plan of Reorganization (the "PLAN") dated as of June 27, 1996 among Parent, SR Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB"), and TyLink Corporation, a Delaware corporation ("COMPANY"), pursuant to which Merger Sub is to merge with and into Company, Company will continue as the surviving corporation in the merger and will become a wholly owned subsidiary of Parent, and the shares of Company capital stock outstanding immediately prior to the effective time of the merger will be converted into shares of Parent Common Stock, all as set forth in the Plan (the "MERGER"). The date on which the Merger becomes effective will be the effective date of this Agreement (the "EFFECTIVE DATE").

     Employee is the President and Chief Executive Officer of Company and has been actively involved in the development and/or marketing of Company's products. Parent intends to continue the business of Company after the Merger and integrate such business into Parent's ongoing business as a subsidiary of Parent. To preserve and protect the assets of Company, including Company's goodwill, customers and trade secrets of which Employee has and will have knowledge in Employee's role as an employee of Parent and to preserve and protect Parent's goodwill and business interests going forward, and in consideration for Parent's entering into and performing under the Plan, Employee has agreed to enter into this Agreement.

     In addition, as required by and defined in Section 7 below, Employee is concurrently herewith entering into a Proprietary Information Agreement in favor of Parent designed to protect Parent's proprietary rights.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements of the parties contained herein, Parent and Employee hereby agree as follows:

     1. EMPLOYMENT. Parent will employ Employee and Employee accepts employment with Parent for a period of two years from the Effective Date (the "INITIAL PERIOD"), unless Employee's employment is terminated during the Initial Period in accordance with this Agreement. Employee's employment may continue after this Initial Period but will then be terminable by either party at will, with or without cause. The obligations of Parent and Employee set forth in the "Proprietary Information Agreement" (referring to confidentiality) and in
Section 8 hereof (referring to termination) and, to the extent specifically provided therein, the obligations of Parent and Employee set forth in Section 5 (referring to employee benefits) and Section 6 (referring to reimbursement of expenses), will survive the termination of Employee's employment, regardless of cause.

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     2.   DUTIES.  Employee will be employed as a full-time employee of Parent and initially will serve as Executive Vice President, Operations and Product Fulfillment. Employee agrees that, to the best of Employee's ability and experience, Employee will at all times conscientiously perform all of the duties and obligations assigned to Employee in accordance with this Agreement.

     3. FULL-TIME EMPLOYMENT. Employee's employment will be on a full-time basis, in accordance with standard employee policies for Parent. Except for such activities, if any, as may be set forth in SCHEDULE A attached hereto or as may hereafter be consented to by Parent in its sole discretion, Employee will not engage in any other business or render any commercial or professional services, directly or indirectly, to any other person or organization, whether for compensation or otherwise, provided that Employee may (i) provide incidental assistance to family members on matters of family business, and (ii) sit on the boards of charitable and nonprofit organizations which do not, at the time of Employee's appointment or election, to Employee's knowledge, compete with Parent, provided in each case that such activities do not conflict with or interfere with Employee's obligations to Parent. Employee may make personal investments in nonpublicly traded corporations, partnerships or other entities, which, to the knowledge of Employee, do not at the time of such investment design, research, distribute or otherwise market, sell, license or support products competitive with Parent in the following markets: networking products that adapt Systems Network Architecture ("SNA") networks to frame relay, integrated services digital network, asynchronous transfer mode or other switched wide area network services, or products that provide circuit or network management capabilities for such networks (the foregoing description of business activities and markets shall be referred to in this Agreement as "COMPETITIVE BUSINESSES"). Notwithstanding anything to the contrary contained in this Agreement, Employee may make personal investments in publicly traded corporations regardless of the business they are engaged in, provided that Employee does not at any time own in excess of 1% of the issued and outstanding stock of any such publicly traded corporation that is engaged in any Competitive Businesses.

     4.   COMPENSATION.

          (a) SALARY. Employee's annualized base salary from the date hereof through December 31, 1996 will be $191,000, pro rated from the date hereof through December 31, 1996. Employee's annualized base salary for calendar year 1997 will be determined by Parent on or before January 1, 1997, PROVIDED HOWEVER that Employee's annualized base salary for calendar year 1997 will be no less than $191,000.

          (b) BONUS. Beginning in calendar year 1997, Employee will be eligible for participation in any management bonus plan adopted by Parent's Board of Directors in amounts as may be determined by the Board. If a bonus plan is adopted by Parent's Board of Directors, Employee's bonus opportunity thereunder will be substantially similar to the bonus opportunity provided to other executives of Parent who are at a similar level of seniority as is Employee, PROVIDED HOWEVER that Parent is not obligated to adopt any such bonus plan.

          (c) STOCK OPTIONS. In addition to the stock options to purchase Parent's Common Stock provided for in Section 5.13 of the Plan, Employee will be granted stock options

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to purchase 75,000 shares of Parent's Common Stock at a price equal to the closing sales price per share of such Common Stock on the closing date of the Merger, as quoted on the Nasdaq National Market and as reported in the Wall Street Journal. The stock options will be granted as nonqualified stock options. If and when the Employee sells any shares issued upon exercise of any stock options, the Employee will promptly notify Parent of such sale in writing. The stock options will vest 25% on the first anniversary of the Effective Date and will vest 1/48th per month thereafter, so that they will be fully vested on the fourth anniversary of the Effective Date. The stock options will have a term of ten years and will be subject to the terms and conditions set forth on the form of stock option agreement approved by the Board of Directors of Parent.

     5. EMPLOYEE BENEFITS. Employee will be entitled to insurance, vacation and other benefits commensurate with Employee's position in accordance with Parent's standard employee policies in effect from time to time. For purposes of satisfying the terms and conditions of such benefit plans, Parent shall give full credit for eligibility, vesting or benefit accrual for each participant's period of service with Company prior to the Effective Date. Employee has received a summary of Parent's standard employee benefits policies in effect as of the date hereof. Employee shall receive credit for 91.2 hours of vacation accrued at Company, in accordance with Parent's standard employee policies.

     6. REIMBURSEMENT OF BUSINESS EXPENSES. Parent will, in accordance with Parent's policies in effect from time to time, reimburse Employee for all reasonable business expenses incurred by Employee in connection with the performance of Employee's duties under this Agreement, including, without limitation, reasonable expenditures for office space, supplies, equipment and expenses and for business entertainment and travel, upon submission of the required documentation required pursuant to Parent's standard policies and record keeping procedures.

     7. CONFIDENTIALITY. Simultaneously with the execution of this Agreement, Employee is executing and delivering and hereby adopts and agrees to be bound by Parent's standard Proprietary Information and Inventions Agreement, a copy of which is attached to this Agreement as Schedule B (the "Proprietary Information Agreement") and deemed a part of this Agreement for the purposes hereof.

     8.   TERMINATION.

          (a) BY PARENT WITHOUT CAUSE. Parent may terminate Employee's employment at will, at any time without cause upon written notice to Employee.

          (b) BY PARENT WITH CAUSE. Parent may terminate Employee's employment at any time for "cause" upon written notice to Employee.

          (c) BY EMPLOYEE FOR BREACH. Employee may terminate Employee's employment upon written notice to Parent in the event that Parent is in material breach of this Agreement, provided that such termination will become effective only upon the expiration of 30 days following such notice and then only if the alleged breach remains uncured.

          (d) BY EMPLOYEE FOR GOOD REASON. Employee may terminate Employee's employment at any time for Good Reason upon written notice to Parent.

          (e) BY EMPLOYEE FOR OTHER REASONS. Employee may terminate Employee's employment at any time for any reason other than as set forth in Section 8(c) or
(d) upon written notice to Parent.

          (f) DEFINITION OF "CAUSE". As used in Section 8(b) of this Agreement, the term "cause" shall mean:

               (i) Employee personally engaging in knowing and intentional illegal conduct that is seriously injurious to Parent or its affiliates;

               (ii) Employee being convicted of a felony, or committing an act of dishonesty or fraud against, or the misappropriation of property belonging to, Parent or its affiliates;

               (iii) Employee's commencement of employment with another employer while employed by Parent; or

               (iv) any material breach by Employee of any material provision of the Proprietary Information Agreement, and any material breach by Employee of any material provision of this Agreement, which continues uncured for 30 days following notice thereof.

          (g) DEFINITION OF "GOOD REASON". As used in Section 8(d) of this Agreement, the term "Good Reason" shall mean:

               (i) a reduction in the Employee's annual base salary as provided in Section 4(a) or as the same may be increased from time to time, unless such reduction is pursuant to a general salary reduction undertaken by the Parent with respect to its executive employees;

               (ii) the failure by the Parent to provide the Employee with pension benefits or life, medical, health and accident insurance or disability plans at a level commensurate with other of Parent's employees who occupy positions at Parent at a similar level of seniority as Employee occupied with Company immediately before the execution hereof, which failure shall continue for 30 days following notice thereof. For purposes of determining eligibility under such benefits or plans, Employee shall receive credit for Employee's period of service at Company; or

               (iii) the relocation of an Employee to an office that is more than fifty (50) miles away from the Company's office at which the Employee was based immediately prior to the execution hereof, without the Employee's consent, provided however that required business travel consistent with the Employee's position described in Section 2 hereof without such a relocation shall not constitute Good Reason.

               (iv) a material reduction in the Employee's duties from those initially established in connection with the Employee's position described in
Section 2 hereof, provided
however that a change in title without such a material reduction in duties shall not constitute Good Reason.

          (h) TERMINATION PAYMENTS. Upon termination of Employee's employment pursuant to Section 8(a), 8(c) or 8(d), Parent will continue to pay Employee on a monthly basis and at a monthly rate based on the greater of: (x) Employee's annualized base salary during 1996, as specified in Section 4(a), or (y) Employee's annualized base salary at the time of termination, for the period beginning on the date of such termination through the end of the Initial Period (the "Severance Period"), regardless of whether Employee has found new employment (the "TERMINATION PAYMENTS"), subject to applicable tax withholding, PROVIDED HOWEVER that if such termination occurs during the Initial Period and on or after one year from the Effective Date, Parent will continue to pay Employee for a period of one year from the date of such termination on a monthly basis and at a monthly rate based on the greater of (x) or (y) above, subject to applicable tax withholding. Parent's obligation to make the Termination Payments pursuant to this Section 8(h) is in lieu of any damages or any other payment or benefits, if any, that Parent might otherwise be obligated to pay Employee as a result of Employee's termination of employment; PROVIDED, however, that the Termination Payments shall not be in lieu of payments of such benefits due or accrued on the date of termination of employment. Parent and Employee agree that, in view of the nature of the issues likely to arise in the event of such a termination, it would be impracticable or extremely difficult to fix the actual damages resulting from such termination, and proving actual damages, causation and foreseeability in the case of such termination would be costly, inconvenient and difficult. In requiring Parent to make the Termination Payments as set forth herein, it is the intent of the parties to provide, as of the date of this Agreement, for a liquidated amount of damages to be paid by Parent to Employee. Such liquidated amount shall be deemed full and adequate damages for such termination and is not intended by either party to be a penalty.

          (i) UPON DEATH. If Employee dies during the term of this Agreement, Parent will pay Employee's estate an amount equal to all salary, bonuses and benefits accrued as of the date of Employee's death.

          (j) SURVIVAL. Employee's and Parent's obligations under Sections 5, 6, 7, 8 and 9 (i) of this Agreement will survive the termination of Employee's employment by Parent.

     9.   MISCELLANEOUS.

          (a) NOTICES. Any and all notices permitted or required to be given under this Agreement must be in writing. Notices will be deemed given (i) when personally received or when sent by facsimile transmission (to the receiving party's facsimile number), (ii) on the first business day after having been sent by commercial overnight courier with written verification of receipt, or (iii) on the third business day after having been sent by registered or certified mail from a location on the United States mainland, return receipt requested, postage prepaid, whichever occurs first, at the address set forth below or at any new address, notice of which will have been given in accordance with this Section 9(a):


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If to Parent:       Sync Research, Inc.
                    7 Studebaker
                    Irvine, CA  92718
                    Attn:  Roger A. Dorf, President and Chief Operating Officer


If to Employee:     c/o TyLink Corporation
                    10 Commerce Way
                    Norton, MA  02766

          (b) AMENDMENTS. This Agreement, including the Exhibits hereto, contains the entire agreement and supersedes and replaces all prior agreements between Parent and Employee or Company and Employee concerning Employee's employment. This Agreement may not be changed or modified in whole or in part except by a writing signed by the party against whom enforcement of the change or modification is sought.

          (c) SUCCESSORS AND ASSIGNS. This Agreement will not be assignable by either Employee or Parent, except that the rights and obligations of Parent under this Agreement may be assigned to a corporation which becomes the successor to Parent as the result of a merger or other corporate reorganization and which continues the business of Parent, or any subsidiary of Parent, provided that Parent guarantees the performance by such subsidiary of Parent's obligations hereunder.

          (d) GOVERNING LAW. This Agreement will be governed by and interpreted according to the substantive laws of the State of Delaware without regard to such state's conflicts law.

          (e) NO WAIVER. The failure of either party to insist on strict compliance with any of the terms of this Agreement in any instance or instances will not be deemed to be a waiver of any term of this Agreement or of that party's right to require strict compliance with the terms of this Agreement in any other instance.

          (f) SEVERABILITY. Employee and Parent recognize that the limitations contained herein are reasonably and properly required for the adequate protection of the interests of Parent. If for any reason a court of competent jurisdiction or binding arbitration proceeding finds any provision of this Agreement, or the application thereof, to be unenforceable, the remaining provisions of this Agreement will be interpreted so as best to reasonably effect the intent of the parties. The parties further agree that the court or arbitrator shall replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such unenforceable provisions.

          (g) COUNTERPARTS. This Agreement may be executed in counterparts which when taken together will constitute one instrument. Any copy of this Agreement with the original signatures of all parties appended will constitute an original.

          (h) EFFECT OF AGREEMENT. This Agreement will be void and have no effect if the Effective Date does not occur on or before August 31, 1996.


                                       -6-

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          (i)  DISPUTE RESOLUTION.

               (i) ARBITRATION OF DISPUTES. Any dispute under this Agreement shall be resolved by arbitration in Boston, Massachusetts, and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA Rules") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve such dispute.

               (ii) COMPENSATION OF ARBITRATOR. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

               (iii) PAYMENT OF COSTS. Parent and Employee will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. Each party will pay its own costs, fees and expenses incurred in connection with the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals, which each party engages.

               (iv) BURDEN OF PROOF. For any dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

               (v) AWARD. Upon the conclusion of any arbitration proceedings hereunder. the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

               (vi) TERMS OF ARBITRATION. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

               (vii) EXCLUSIVE REMEDY. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any dispute arising out of this Agreement.

     IN WITNESS WHEREOF, this Agreement is made and effective as of the Effective Date.

SYNC RESEARCH, INC.                               EMPLOYEE

By:    _____________________________________      ______________________________
Name:  Roger A. Dorf                              Robert Degan
Title: President and Chief Operating Officer


LIST OF SCHEDULES:

Schedule A          Outside Activities
Schedule B          Proprietary Information Agreement


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                                   SCHEDULE A

                               OUTSIDE ACTIVITIES

  Duties as a member of the Board of Directors of Summa Four, Inc., a publicly held corporation, and any committees thereof.

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                                   SCHEDULE B

                        PROPRIETARY INFORMATION AGREEMENT

                                    [omitted]